Alexander & Baldwin, Inc. Reports Second Quarter 2021 Results
Achieves 29% increase in Same-Store NOI and 41% increase in Core FFO over the prior year quarter

HONOLULU, July 29, 2021 /PRNewswire/—Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company"), a Hawai‘i-based company focused on owning and operating high-quality commercial real estate in Hawai‘i, today announced financial results for the second quarter of 2021.
    Chris Benjamin, A&B president & chief executive officer stated: "Our second quarter results reflect continued strong performance by our commercial real estate ("CRE") business and the robust recovery of the state's economy as job growth accelerates and tourist activity returns to 2019 levels. The nearly 13% increase in CRE Net Operating Income ("NOI") and 20% increase in Core FFO over the prior quarter reflects strengthening tenant performance across our portfolio of high-quality, grocery-anchored retail, industrial and ground lease assets. Elevated leasing activity and a return to normal in collections and recoveries provides a high degree of optimism for the second half of the year."
"We also made further progress in advancing our strategic agenda and continued to capitalize on the favorable market for Hawai‘i real estate. At Kukui‘ula joint venture projects and Maui Business Park, we closed 14 units and 6.3 acres, respectively, as activity remained very strong during the quarter. Cash proceeds to A&B from these projects totaled approximately $19 million for the quarter, including another capital distribution of nearly $13 million from the main partnership at Kukui‘ula. Confidence in our ability to complete our strategic simplification efforts is growing as the market continues to position us well for monetization of assets. With an improving balance sheet and more monetization proceeds anticipated as the year progresses, our team has pivoted toward growth of our CRE portfolio."
"We are encouraged by the performance of our CRE business and the strong sales of non-core assets. These support a positive outlook that facilitates a two-cent increase in our quarterly dividend and another upward revision of our guidance. We are proud of the outstanding work of our employees and their dedicated focus on the execution of our simplification strategy."
Financial Results for Q2 2021
•Net income available to A&B common shareholders and diluted earnings per share were $12.8 million and $0.18 per share, respectively, compared to a net loss of $4.7 million and $0.07 per share in the same quarter of 2020.
•Nareit-defined Funds From Operations ("FFO") and FFO per-diluted share were $22.3 million and $0.31 per share, respectively, compared to $5.9 million and $0.08 per share in the same quarter of 2020.
•Core FFO and Core FFO per-diluted share were $18.5 million and $0.25 per share, respectively, compared to $13.1 million and $0.18 per share in the same quarter of 2020.
Commercial Real Estate (CRE) Highlights for Q2 2021
•CRE revenue of $43.3 million was $9.3 million, or 27.4%, more than the $34.0 million result in the same quarter of 2020.
•CRE NOI of $28.5 million was $6.3 million, or 28.5%, more than the $22.2 million result in the same quarter of 2020.
•Same-Store NOI of $27.8 million was $6.2 million, or 28.7%, more than the $21.6 million result in the same quarter of 2020.
•The Company executed a total of 59 standard leases, covering approximately 105,600 square feet of gross leasable area ("GLA"). Leasing spreads for comparable leases were 11.5% portfolio-wide for the second quarter of 2021 and 14.0% for retail spaces.
•Significant standard leases executed included:
◦Five leases at Pearl Highlands Center totaling approximately 19,200 square feet of GLA.
◦Three leases at Harbor Industrial totaling approximately 12,800 square feet of GLA.

◦Eleven leases related to properties located in Kailua, including Aikahi Park Shopping Center, totaling approximately 10,300 square feet of GLA.
◦Seven leases at The Shops at Kukui‘ula totaling approximately 8,500 square feet of GLA.
•The Company also executed 16 COVID-related lease modification extensions, covering approximately 40,200 square feet of GLA at a weighted-average term of one year and six months.
•Overall leased occupancy was 94.0% as of June 30, 2021, an increase of 20 basis points compared to March 31, 2021. Same-Store leased occupancy was 94.0% as of June 30, 2021, an increase of 20 basis points compared to the prior quarter.
◦Leased occupancy in the retail portfolio was 92.3% as of June 30, 2021, an increase of 40 basis points compared to March 31, 2021, primarily due to robust leasing activity at Pearl Highlands Center. Leased occupancy in the Same-Store retail portfolio was 92.2% as of June 30, 2021, an increase of 40 basis points compared to the prior quarter.
◦Leased occupancy in the industrial portfolio was 97.8% as of June 30, 2021, unchanged compared to March 31, 2021 and an increase of 10 basis points as compared to the quarter ended June 30, 2020, primarily due to positive incremental leasing activity at Kaka‘ako Commerce Center. Leased occupancy in the Same-Store industrial portfolio was 97.8%, unchanged compared to the prior quarter and an increase of 10 basis points compared to the quarter ended June 30, 2020.
CRE Redevelopment
•Aikahi Park Shopping Center redevelopment efforts remain on budget while reaching substantial completion of the central shops. Starbucks celebrated its grand opening in mid-May, Safeway's exterior has been fully renovated and build-out work continues for the relocated pet hospital tenant. Additional refresh work is also underway to provide the surrounding residents and center visitors with enhanced community-focused dining, shopping and service options.
Land Operations
•Operating profit was $9.1 million in the second quarter of 2021, as compared to $4.0 million in the second quarter of 2020. The year-over-year increase was primarily attributable to enhanced monetization of non-core development assets.
•The Company continued to monetize non-core assets, including the following transactions that closed in the second quarter of 2021:
◦14 units at Kukui‘ula joint venture projects.
◦6.3 acres at Maui Business Park.
•Cash proceeds generated from the two projects totaled approximately $19 million in the second quarter of 2021, comprised of approximately $15 million from joint venture distributions and other payments associated with Kukui‘ula joint venture projects and approximately $4 million from Maui Business Park.
Materials & Construction (M&C)
•Materials & Construction operating loss was $1.9 million in the second quarter of 2021, as compared to a $6.9 million loss in the second quarter of 2020.
•M&C Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") was $0.7 million for the second quarter of 2021, as compared to $(1.4) million for the first quarter of 2021, consistent with our previously stated expectations of softer results earlier in the year that would turn progressively stronger as we commence paving projects.
•The Company continues to evaluate strategic options for the businesses within the M&C segment. Management remains fully focused on executing its strategic plan regarding non-core assets.
Balance Sheet, Market Value, EBITDA and Liquidity
•As of June 30, 2021, the Company had an equity market capitalization of $1.3 billion and $597.8 million in total debt, for a total market capitalization of approximately $1.9 billion. The Company's debt-to-total market capitalization was 31.0% as of June 30, 2021. The Company's debt has a weighted-average maturity of 4.0 years, with a weighted-average interest rate of 4.15%. Ninety-six percent of debt was at fixed rates.
•The Company reported Consolidated Adjusted EBITDA, which is EBITDA adjusted for the impact of non-cash impairment charges in the M&C segment, of $106.6 million for the twelve-month period ended June 30, 2021, compared to $95.4 million for the same period ended June 30, 2020. Net Debt to TTM (trailing twelve months) Consolidated Adjusted EBITDA was 5.4 times as of June 30, 2021, compared to 6.4 times last quarter and 7.1 times for the same period last year.

•As of June 30, 2021, the Company had total liquidity of $442.8 million, consisting of cash on hand of $19.9 million and $422.9 million available on its committed line of credit. Total liquidity has increased by $41.9 million from the prior quarter, and increased by $78.7 million from one year ago.
Dividend
•The Company's Board declared a third quarter 2021 dividend of $0.18 per share, an increase of two-cents per share, payable on October 4, 2021 to shareholders of record as of the close of business on September 17, 2021. This second consecutive quarterly dividend increase reflects the Board's continued confidence in improving CRE performance for the remainder of 2021.
2021 Full-Year Guidance
•The Company increased its annual 2021 guidance to reflect its improved outlook as follows:

2021 Guidance
	Revised	Prior
Core FFO per diluted share	$0.81 to $0.87	$0.69 to $0.77
CRE Same-Store NOI	7% to 10%	1% to 4%

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, 10 industrial assets and 4 office properties, as well as 149 acres of ground leases. A&B is expanding and strengthening its Hawai‘i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 150-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

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Contact:
Brett A. Brown
(808) 525-8475
investorrelations@abhi.com

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(amounts in millions, except per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating Revenue:
Commercial Real Estate	$43.3	$34.0	$83.2	$77.4
Land Operations[1]	16.0	9.1	33.1	20.1
Materials & Construction[1]	30.0	30.8	54.0	57.2
Total operating revenue	89.3	73.9	170.3	154.7
Operating Profit (Loss):
Commercial Real Estate	18.6	8.9	34.0	26.9
Land Operations[1]	9.1	4.0	20.5	8.5
Materials & Construction[1]	(1.9)	(6.9)	(5.9)	(10.2)
Total operating profit (loss)	25.8	6.0	48.6	25.2
Gain (loss) on disposal of commercial real estate properties, net	—	—	0.2	0.5
Interest expense	(6.7)	(7.8)	(13.7)	(15.6)
Corporate and other expense	(6.0)	(2.3)	(12.0)	(8.4)
Income (Loss) from Continuing Operations Before Income Taxes	13.1	(4.1)	23.1	1.7
Income tax benefit (expense)	—	—	(0.1)	—
Income (Loss) from Continuing Operations	13.1	(4.1)	23.0	1.7
Income (loss) from discontinued operations	(0.1)	(0.6)	(0.1)	(0.8)
Net Income (Loss)	13.0	(4.7)	22.9	0.9
Loss (income) attributable to noncontrolling interest	(0.2)	—	(0.2)	0.6
Net Income (Loss) Attributable to A&B Shareholders	$12.8	$(4.7)	$22.7	$1.5

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.18	$(0.06)	$0.31	$0.03
Discontinued operations available to A&B shareholders	0.00	(0.01)	0.00	(0.01)
Net income (loss) available to A&B shareholders	$0.18	$(0.07)	$0.31	$0.02
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.18	$(0.06)	$0.31	$0.03
Discontinued operations available to A&B shareholders	0.00	(0.01)	0.00	(0.01)
Net income (loss) available to A&B shareholders	$0.18	$(0.07)	$0.31	$0.02

Weighted-Average Number of Shares Outstanding:
Basic	72.5	72.3	72.5	72.3
Diluted	72.6	72.3	72.6	72.4

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$12.9	$(4.1)	$22.8	$2.3
Discontinued operations available to A&B common shareholders	(0.1)	(0.6)	$(0.1)	$(0.8)
Net income (loss) available to A&B common shareholders	$12.8	$(4.7)	$22.7	$1.5

1 As described in the Company’s other filings with the SEC, during the current year, the Company changed the composition of its reportable segments which caused reported amounts (i.e., revenue and operating profit) in the historical period to be reclassified from Land Operations to Materials & Construction. All comparable information for the historical periods has been restated to reflect the impact of these changes.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions; unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Real estate investments
Real estate property	$1,564.6	$1,549.7
Accumulated depreciation	(167.8)	(154.4)
Real estate property, net	1,396.8	1,395.3
Real estate developments	68.8	75.7
Investments in real estate joint ventures and partnerships	116.8	134.1
Real estate intangible assets, net	56.4	61.9
Real estate investments, net	1,638.8	1,667.0
Cash and cash equivalents	19.9	57.2
Restricted cash	0.2	0.2
Accounts receivable and retention, net	24.8	43.5
Inventories	24.1	18.4
Other property, net	108.4	110.8
Operating lease right-of-use assets	22.1	18.6
Goodwill	10.5	10.5
Other receivables	16.7	14.2
Prepaid expenses and other assets	90.5	95.6
Total assets	$1,956.0	$2,036.0

LIABILITIES AND EQUITY
Liabilities:
Notes payable and other debt	$597.8	$687.1
Accounts payable	12.4	9.8
Operating lease liabilities	21.9	18.4
Accrued pension and post-retirement benefits	35.2	34.7
Deferred revenue	70.7	66.9
Accrued and other liabilities	109.1	116.5
Redeemable Noncontrolling Interest	6.7	6.5
Equity	1,102.2	1,096.1
Total liabilities and equity	$1,956.0	$2,036.0

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(amounts in millions; unaudited)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$22.9	$0.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	25.4	27.4
Loss (gain) from disposals and asset transactions, net	(0.4)	(0.5)
Impairment of assets	—	5.6
Share-based compensation expense	2.8	3.0
Equity in (income) loss from affiliates, net of operating cash distributions	(7.5)	(2.9)
Changes in operating assets and liabilities:
Trade, contracts retention, and other contract receivables	13.9	0.1
Inventories	(5.7)	0.3
Prepaid expenses, income tax receivable and other assets	7.0	14.3
Development/other property inventory	0.5	0.7
Accrued pension and post-retirement benefits	1.8	1.3
Accounts payable	(0.3)	(3.7)
Accrued and other liabilities	(0.8)	(18.3)
Net cash provided by (used in) operations	59.6	28.2

Cash Flows from Investing Activities:
Capital expenditures for property, plant and equipment	(14.8)	(10.9)
Proceeds from disposal of assets	0.6	9.4
Payments for purchases of investments in affiliates and other investments	(0.8)	—
Distributions of capital and other receipts from investments in affiliates and other investments	30.0	5.3
Net cash provided by (used in) investing activities	15.0	3.8

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable and other debt	6.0	173.0
Payments of notes payable and other debt and deferred financing costs	(95.4)	(100.5)
Borrowings (payments) on line-of-credit agreement, net	—	(8.7)
Cash dividends paid	(21.8)	(13.8)
Proceeds from issuance (repurchase) of capital stock and other, net	(0.7)	(1.0)
Net cash provided by (used in) financing activities	(111.9)	49.0

Cash, Cash Equivalents and Restricted Cash
Net increase (decrease) in cash, cash equivalents and restricted cash	(37.3)	81.0
Balance, beginning of period	57.4	15.4
Balance, end of period	$20.1	$96.4

USE OF NON-GAAP FINANCIAL MEASURES
The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company's and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP.

NOI is a non-GAAP measure used internally in evaluating the unlevered performance of the Company's Commercial Real Estate portfolio. The Company believes NOI provides useful information to investors regarding the Company's financial condition and results of operations because it reflects only the contract-based income and cash-based expense items that are incurred at the property level. When compared across periods, NOI can be used to determine trends in earnings of the Company's properties as this measure is not affected by non-contract-based revenue (e.g., straight-line lease adjustments required under GAAP); by non-cash expense recognition items (e.g., the impact of depreciation and amortization expense or impairments); or by other expenses or gains or losses that do not directly relate to the Company's ownership and operations of the properties (e.g., indirect selling, general, administrative and other expenses, as well as lease termination income). The Company believes the exclusion of these items from operating profit (loss) is useful because the resulting measure captures the contract-based revenue that is realizable (i.e., assuming collectability is deemed probable) and the direct property-related expenses paid or payable in cash that are incurred in operating the Company's Commercial Real Estate portfolio, as well as trends in occupancy rates, rental rates and operating costs. NOI should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company reports NOI and Occupancy on a Same-Store basis, which includes the results of properties that were owned and operated for the entirety of the prior calendar year and current reporting period, year-to-date. The Company believes that reporting on a Same-Store basis provides investors with additional information regarding the operating performance of comparable assets separate from other factors (such as the effect of developments, redevelopments, acquisitions or dispositions).
Reconciliations of CRE operating profit to CRE NOI and Same-Store NOI are as follows:

	Three Months Ended June 30,			Six Months Ended June 30, 2021
(amounts in millions; unaudited)	2021	2020	Change[1]	2021	2020	Change[1]
Commercial Real Estate Operating Profit (Loss)	$18.6	$8.9	$9.7	$34.0	$26.9	$7.1
Plus: Depreciation and amortization	9.5	10.6	(1.1)	19.0	20.8	(1.8)
Less: Straight-line lease adjustments	(1.0)	1.3	(2.3)	(1.8)	0.5	(2.3)
Less: Favorable/(unfavorable) lease amortization	(0.2)	(0.5)	0.3	(0.4)	(0.7)	0.3
Plus: Other (income)/expense, net	(0.1)	0.1	(0.2)	(0.2)	(0.3)	0.1
Plus: Selling, general, administrative and other expenses	1.7	1.8	(0.1)	3.2	3.9	(0.7)
NOI	28.5	22.2	6.3	53.8	51.1	2.7
Less: NOI from acquisitions, dispositions, and other adjustments	(0.7)	(0.6)	(0.1)	(1.3)	(1.2)	(0.1)
Same-Store NOI	$27.8	$21.6	$6.2	$52.5	$49.9	$2.6
[1] Amounts in this table are rounded to the nearest tenth of a million, but percentages were calculated based on thousands. Accordingly, a recalculation of some percentages, if based on the reported data, may be slightly different.

FFO is presented by the Company as a widely used non-GAAP measure of operating performance for real estate companies. The Company believes that, subject to the following limitations, FFO provides a supplemental measure to net income (calculated in accordance with GAAP) for comparing its performance and operations to those of other REITs. FFO does not represent an alternative to net income calculated in accordance with GAAP. In addition, FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity. The Company presents different forms of FFO:
•Core FFO represents a non-GAAP measure relevant to the operating performance of the Company's commercial real estate business (i.e., its core business). Core FFO is calculated by adjusting CRE operating profit to exclude items in a manner consistent with FFO (i.e., depreciation and amortization related to real estate included in CRE operating profit)

and to make further adjustments to include expenses not included in CRE operating profit but that are necessary to accurately reflect the operating performance of its core business (i.e., corporate expenses and interest expense attributable to this core business) or to exclude items that are non-recurring, infrequent, unusual and unrelated to the core business operating performance (i.e., not likely to recur within two years or has not occurred within the prior two years). The Company believes such adjustments facilitate the comparable measurement of the Company's core operating performance over time. The Company believes that Core FFO, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess and compare the operating performance of REITs.

•FFO represents the Nareit-defined non-GAAP measure for the operating performance of the Company as a whole. The Company's calculation refers to net income (loss) available to A&B common shareholders as its starting point in the calculation of FFO.

The Company presents both non-GAAP measures and reconciles each to the most directly-comparable GAAP measure as well as reconciling FFO to Core FFO. The Company's FFO and Core FFO may not be comparable to FFO non-GAAP measures reported by other REITs. These other REITs may not define the term in accordance with the current Nareit definition or may interpret the current Nareit definition differently.

Reconciliations of net income (loss) available to A&B common shareholders to FFO and Core FFO are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions; unaudited)	2021	2020	2021	2020
Net income (loss) available to A&B common shareholders	$12.8	$(4.7)	$22.7	$1.5
Depreciation and amortization of commercial real estate properties	9.5	10.6	19.0	20.8
Gain on the disposal of commercial real estate properties, net	—	—	(0.2)	(0.5)
FFO	$22.3	$5.9	$41.5	$21.8
Exclude items not related to core business:
Land Operations Operating (Profit)	(9.1)	(4.0)	(20.5)	(8.5)
Materials & Construction Operating (Profit) Loss	1.9	6.9	5.9	10.2
Loss from discontinued operations	0.1	0.6	0.1	0.8
Income (loss) attributable to noncontrolling interest	0.2	—	0.2	(0.6)
Income tax expense (benefit)	—	—	0.1	—
Non-core business interest expense	3.1	3.7	6.6	7.7
Core FFO	$18.5	$13.1	$33.9	$31.4

Reconciliations of Core FFO starting from Commercial Real Estate operating profit are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions; unaudited)	2021	2020	2021	2020
CRE Operating Profit	$18.6	$8.9	$34.0	$26.9
Depreciation and amortization of commercial real estate properties	9.5	10.6	19.0	20.8
Corporate and other expense	(6.0)	(2.3)	(12.0)	(8.4)
Core business interest expense	(3.6)	(4.1)	(7.1)	(7.9)
Core FFO	$18.5	$13.1	$33.9	$31.4

The Company may report various forms of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), on a consolidated basis or a segment basis (e.g., “Consolidated EBITDA” or “Materials & Construction EBITDA”), as non-GAAP measures used by the Company in evaluating the Company’s and segments’ operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the Company’s and segments’ ongoing operations.

Consolidated EBITDA is calculated by adjusting the Company’s consolidated net income (loss) to exclude the impact of interest expense, income taxes and depreciation and amortization. Materials & Construction EBITDA is calculated by adjusting Materials & Construction operating profit (which excludes interest expense and income taxes) to add back depreciation and amortization recorded at the M&C segment.

The Company also adjusts Consolidated EBITDA or Materials & Construction EBITDA (to arrive at “Consolidated Adjusted EBITDA” or “M&C Adjusted EBITDA”) for items identified as non-recurring, infrequent or unusual that are not expected to recur in the Company’s core business or segment’s normal operations. In addition to the aforementioned adjustments, the Company further adjusts Materials & Construction EBITDA to exclude income attributable to noncontrolling interests as presented in its consolidated statements of operations.

As illustrative examples, the Company identified non-cash long-lived asset impairments recorded in different businesses within the M&C segment as non-recurring, infrequent or unusual items that are not expected to recur in the segment’s normal operations. By excluding these items from Materials & Construction EBITDA to arrive at M&C Adjusted EBITDA, the Company believes it provides meaningful supplemental information about its core operating performance and facilitates comparisons to historical operating results. Such non-GAAP measures should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Reconciliations of the Company's consolidated net income to Consolidated EBITDA and Consolidated Adjusted EBITDA are as follows:

	TTM June 30,
(amounts in millions, unaudited)	2021	2020
Net Income (Loss)	$27.2	$(45.0)
Adjustments:
Depreciation and amortization	51.3	54.5
Interest expense	28.4	31.5
Income tax expense (benefit)	(0.3)	(0.9)
Consolidated EBITDA	$106.6	$40.1
Asset impairments related to the Materials & Construction Segment	—	55.3
Consolidated Adjusted EBITDA	$106.6	$95.4

Reconciliations of Materials & Construction operating profit to Materials & Construction EBITDA and M&C Adjusted EBITDA are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions; unaudited)	2021	2020	2021	2020
Materials & Construction Operating Profit (Loss)[1]	$(1.9)	$(6.9)	$(5.9)	$(10.2)
Materials & Construction depreciation and amortization	2.8	2.6	5.4	5.4
Materials & Construction EBITDA[1]	0.9	(4.3)	(0.5)	(4.8)
Impairment of assets	—	5.6	—	5.6
Loss (income) attributable to noncontrolling interest	(0.2)	—	(0.2)	0.6
M&C Adjusted EBITDA[2]	$0.7	$1.3	$(0.7)	$1.4

1 As described in the Company’s other filings with the SEC, during the current year, the Company changed the composition of its reportable segments which caused reported amounts (i.e., revenue and operating profit) in the historical period to be reclassified from Land Operations to Materials & Construction. All comparable information for the historical periods has been restated to reflect the impact of these changes.

[2] See above for a discussion of management's use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions, as well as the rapidly changing challenges with, and the Company's plans and responses to, the coronavirus pandemic ("COVID-19") and related economic disruptions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company's business, risks associated with COVID-19 and its impact on the Company's businesses, results of operations, liquidity and financial condition, the evaluation of alternatives by the Company related to its materials and construction business and by the Company's joint venture related to the development of Kukui‘ula, and the risk factors discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.